SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------
                              LIQUID AUDIO, INC.
               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                            MUSICMAKER.COM, INC.,
 JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                  SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                  JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
-----------------------------------------------------------------------------


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                             2002 ANNUAL MEETING OF
                       STOCKHOLDERS OF LIQUID AUDIO, INC.

                                 PROXY STATEMENT
                                       OF
                         THE MUSICMAKER.COM, INC. GROUP

      This proxy statement and the enclosed WHITE proxy card are being furnished to you, the holders of shares of common stock, par value $.001 per share, of Liquid Audio, Inc., a Delaware corporation, in connection with the solicitation by musicmaker.com, Inc. and other entities participating with musicmaker.com for use at the 2002 annual meeting of stockholders of the Company, and at any adjournments or postponements of the meeting. The other entities participating with musicmaker.com are Jewelcor Management, Inc., Barington Companies Equity Partners, L.P., Ramius Securities, LLC and Domrose Sons Partnership who, together with musicmaker.com, are referred to as the musicmaker.com group.

      The musicmaker.com group is soliciting proxies to obtain control of the Company's board of directors. Our goal is to discontinue the Company's current operations, to arrest the continuing depletion of the Company's cash, to distribute excess cash to the Company's stockholders and to install management that is guided by the interests of stockholders and the maximization of stockholder value. Our nominees for director are committed to this platform. If elected, our nominees for director also intend to eliminate the stockholder rights plan adopted by the current board in 2001 and to propose amendments to the Company's charter and restated By-laws that would eliminate the staggered board, eliminate supermajority voting requirements and allow stockholders to act by written consent. The purpose of these actions is to promote corporate democracy and place control of the corporation firmly in the hands of stockholders acting by majority vote. Further, we believe our nominees will bring to the board the judgment, experience, energy and objectivity needed to produce the maximum value for the Company's stockholders.

      The Company currently has five directors divided into three classes. The terms of the two Class III directors expire at the 2002 annual meeting. The musicmaker.com group is nominating two directors, Seymour Holtzman and James A. Mitarotonda, for election to this class.

      In addition, we are proposing to amend the Company's By-laws to expand the board of directors by four positions and to provide that only stockholders can take action to fill the positions created by vacancies, including vacancies created by an expansion of the board. In order to adopt the amendments to the By-laws, a vote of two-thirds of the outstanding shares is required. Subject to the passage of these amendments, we are proposing four additional nominees, Joseph R. Wright, Jr., Jesse H. Choper, William J. Fox and Thomas E. Constance, for election as directors. If our proposed amendments to the By-laws are adopted and all of our nominees are elected, our nominees will represent six of the nine members of the Company's board of directors.

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      See "The Proposals" for a complete description of the actions that we propose. See "Information About The Musicmaker.com Group" and "Certain Other Information Regarding The Musicmaker.com Nominees" for information about the musicmaker.com group and about our nominees.

      The Company has announced that the 2002 annual meeting will be held at 10:00 a.m. pacific time on July 1, 2002 in Redwood, California. The Company has also announced that the record date for determining stockholders entitled to notice of and to vote at the 2002 annual meeting is May 20, 2002.

      The musicmaker.com group recommends that you vote for each of the proposals.

      Your vote is important, no matter how many or how few shares of common stock you own. musicmaker.com urges you to sign, date and return the enclosed WHITE proxy card promptly in accordance with the instructions set forth below. Please do NOT sign any proxy card you may receive from the Company.

      You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2002 annual meeting. If you need assistance in voting your shares of common stock, please call musicmaker.com's information agent, D.F. King & Co., Inc., toll-free at 1-800-431-9643 or if you are a bank or broker please call collect at 1-212-269-5550.

      This Proxy Statement and the accompanying WHITE proxy card are first being furnished to the Company's stockholders on or about June 10, 2002.

                                  INTRODUCTION

      The musicmaker.com group seeks to maximize value for all of the Company's stockholders. The musicmaker.com group does not believe that such value can be achieved through the Company's current business model, under which the Company is spending almost $2 million each month while generating virtually no revenues. The musicmaker.com group has expressed its concerns to the Company and has requested representation on the Company's board of directors. To date, apart from one brief meeting, the Company has refused to meet with the musicmaker.com group or take any action to address our concerns.

      The Failure of the Current Business Plan

      Since its inception in 1996, the Company has depleted $103 million of the $189 million that it has raised. The Company has accumulated a deficit of $116 million on total revenues of just $10 million, not including so-called "business development" revenues from related parties. It is no wonder that the Company's equity market value has declined by approximately 95% in the last two years.

      There is no indication that the fortunes of the Company are improving. In fact, contrary to what one would expect for a successful development stage company, the Company's revenues have been declining over the past several quarters. Indeed, in the most recently completed quarter ended March 31, 2002, the Company realized a grand total of $136,000 in revenues and a

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cash burn of $5,236,000.  In its report on Form 10-Q filed for the quarter,  the
Company concedes:

      "We expect to incur additional losses and negative cash flow from operations through at least mid-2003. Our revenues may not increase or even continue at their current levels and we may not achieve or maintain profitability or generate cash flow from operations in future periods. The digital music market may never develop to the extent that we are able to generate positive cash flows."

      In a nod to this bleak outlook, in its report on Form 10-Q for the period ended June 2001 the Company disclosed that in May 2001 it adopted "a corporate restructuring program to reduce expenses to preserve the Company's cash position while the digital music market develops." In the three quarters since adoption of this plan, the Company has squandered an additional $17 million of its cash and accumulated losses of over $16 million on revenues of just $720,000, not including so-called "business development" revenues from related parties.

      The musicmaker.com group believes that the Company's recent operating results confirm its view that the Company's plan of continuing to pursue the business of digital delivery of music over the internet is not viable. We believe that if this plan is not terminated, it is likely to result in the gradual but inevitable exhaustion of the Company's remaining cash reserves.

      Our representatives have on various occasions voiced our deep-seated concerns about the Company's strategic direction, prospects and cash drain with current management. Over a period of approximately eight months, we sent a series of letters to the Company. Please see "Background of And Reasons For The Solicitation" for the text of several of our letters to the Company. These letters spoke of the continuing depletion of the Company's assets, our belief of the absence of any realistic prospects under the current business plan and our forceful recommendation that the plan should immediately be terminated. We asked to meet or speak with the Company about these matters. Management did not respond to our letters or take actions to address our concerns. Both the musicmaker.com group and another significant stockholder of the Company, Steel Partners II, L.P., made offers to current management to acquire all the oustanding shares of the Company at a price in excess of the public trading value of the Company's shares. Management did not respond to these offers. Instead, management has characterized spending at a rate of over $20 million a year while it waits for the development of fee generation within the digital music market as a "restructuring program." While management waits, our Company's remaining cash is being steadily depleted. By failing to address this reality, in our view, management has been ignoring both the lack of any genuine prospects for the Company's business plan and the attention that stockholders like ourselves have focussed on the Company's deteriorating fortunes.

      We believe stockholder value continues to suffer. In our view, stockholders must elect individuals to the Company's board whose focus will be first and foremost to eliminate the Company's cash drain, stabilize the deterioration in stockholder equity, terminate the Company's failed business plan and prudently pursue avenues for the enhancement of stockholder value. The musicmaker.com group does not believe that the current board has the focus or the incentive to achieve these goals because:

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     o    Having developed and presided over the Company's failed business plan, the current board lacks the objectivity to redirect the Company's business plan to one focused on stockholder value and returns.

     o The current board has a demonstrated inattentiveness to stockholder concerns. In the Company's three most recent earnings calls, Gerald W. Kearby, a founding director and chief executive officer of the Company whose term as a Class III director expires at the 2002 annual meeting, did not even entertain questions from analysts and stockholders.

     o The members of the current board and their affiliated entities own in the aggregate 1,877,338 shares or approximately 8.3% of the outstanding shares as compared with the 6,179,679 shares or approximately 28.9% of the outstanding shares that board members and their affiliated entities owned immediately following the Company's initial public offering. The collective financial incentive of the board members as stockholders in the Company to grow the value of its equity is declining.

     o Only two of the six directors who served on the Company's board at the time of its public offering less than three years ago are still in office. A revolving board room door suggests disaffection with the current board and its strategic direction at the highest levels.

      Our Platform

      In contrast, the musicmaker.com group is focused on the goal of achieving the greatest return to stockholders in which we will share on a pro rata basis. We have selected nominees with broad management, professional and financial experience. They are committed to the principles of our platform, with the goal of promoting stockholder value in the near term. In furtherance of these principles, if elected, our nominees intend to pursue:

     o immediate steps to slash the Company's general and administrative overhead and facility costs and drastically reduce the Company's use of operating cash;

     o avenues for the licensing or sale of the Company's technology, monetizing these assets in a manner that does not burden the Company's financial resources;

     o opportunities for using the Company's cash to acquire one or more businesses with positive cash flow and current profitability; and

     o a dividend to stockholders of cash that is not reasonably required for the Company's operations and acquisition program.

      In addition to these actions designed to first preserve and then enhance the investment of stockholders in the Company, our nominees will act to eliminate the burdens that the Company's charter documents and current board have imposed on the exercise of corporate democracy at the Company. These steps include:

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     o    termination of the Company's stockholder rights plan, which imposes draconian penalties on stockholders or stockholder groups that beneficially own more than 15% of the Company's stock. Not only does such plan effectively prohibit accumulation of stockholdings in excess of this threshold, it may also have the effect of discouraging stockholders from collectively exercising their corporate democracy rights out of concern that they will be deemed to be a group owning more than 15% of the Company's shares.

     o subject to stockholder approval, amending the Company's charter to eliminate the staggered board and allow the Company's stockholders to elect the entire board on an annual basis;

     o subject to stockholder approval, amending the Company's charter to eliminate the requirement that a two-thirds vote of stockholders is required to modify the Company's By-laws and certain provisions of the charter, thereby allowing stockholders to act by no more than a simple majority of the outstanding shares; and

     o subject to stockholder approval, amending the Company's charter to eliminate the prohibition on stockholder action by written consent.

      The nominees of the musicmaker.com group do not intend to hide behind the barricades erected by the Company's current board that restrict the power of stockholders to control their corporation. Unlike the current board, our director nominees are prepared to submit their performance to the judgment of stockholders, acting freely in the exercise of their electoral rights.

                                THE PROPOSALS

      The musicmaker.com group is soliciting proxies from the holders of shares of common stock to elect nominees who will constitute a majority of the Company's board of directors. As described in more detail below, the proposals would accomplish this in two steps:

     o first, by electing two directors to fill the seats of the two existing Class III directorships that expire at the 2002 annual meeting; and

     o second, by amending the By-laws to expand the board of directors and authorize only stockholders to fill the newly created directorships, and by electing the four nominees of the musicmaker.com group to fill these new board positions.

The election of directors to fill the seats of the Class III directorships requires a plurality of the votes cast in the election. The election of directors to fill the newly created board positions requires a vote of the majority of shares outstanding on the record date for the 2002 annual meeting. The amendments to the By-laws to expand the board and authorize only stockholders to fill vacancies requires a 66 2/3% majority of the shares outstanding on the record date for the 2002 annual meeting.

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

      The musicmaker.com group recommends that you vote for each of the proposals by signing, dating and returning the enclosed WHITE proxy card.

      Election of the Existing Class III Directors

Proposal No. 1 -- Election of musicmaker.com nominees as Class III Directors

      Proposal No. 1 provides for the election of James A. Mitarotonda and Seymour Holtzman to serve as Class III directors until the 2005 annual meeting of stockholders. See "Certain Other Information Regarding The Musicmaker.com Nominees" for information concerning the background and experience of Messrs. Mitarotonda and Seymour Holtzman.

      Ratification of the Appointment of Independent Accountants

Proposal No. 2 -- Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants

      Proposal No. 2 provides for the ratification of the appointment by the Company's board of directors of PricewaterhouseCoopers LLP as the Company's independent auditors to audit the Company's financial statements for its fiscal year ending December 31, 2002. See "Auditors" for further information regarding PricewaterhouseCoopers LLP.

      Amendment of the By-laws and Election of an Additional Four Directors

Proposal No. 3 -- Modification of Provision Regarding the Size of the Board of Directors

      Proposal No. 3 provides for the amendment of Article III, Section 3.2 of the Restated By-laws of the Company to set the number of members of the board of directors at nine. The Restated By-laws currently provide that the board of directors shall consist of five (5) members, which number may be changed by an amendment to the Restated By-laws duly adopted by the board of directors or the stockholders or an amendment to the Company's Restated Certificate of Incorporation. In particular, the amendment would delete the first sentence of
Article III, Section 3.2 and substitute in its place the sentence "The board of directors shall consist of nine members."

      The musicmaker.com group is proposing to increase the size of the board to facilitate the election of the musicmaker.com nominees to a majority of the positions on the board.

Proposal No. 4 -- Modification of Provision for Filling Board Vacancies

      Proposal No. 4 provides for the amendment of Article III, Section 3.4 of the Restated By-laws to provide that any vacancies on the board of directors and newly created directorships may not be filled by the board of directors but only by action of the stockholders. The Restated By-laws currently provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by a majority of the directors then in office. In addition, the Restated By-laws currently provide that whenever the holders of any class of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or

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series may be filled by a majority of the directors elected by such class or series thereof then in office. Proposal No. 4 would eliminate the power of the board of directors to fill all vacancies and newly created directorships and vest such power in the stockholders. In particular, the amendment would delete the text of Article III, Section 3.4 and replace it with the following:

      "Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. When one or more directors shall resign from the board of directors, effective at a future date, such vacancy may only be filled by the stockholders entitled to vote thereon.

      (a) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a majority of the stockholders entitled to vote thereon.

      (b) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the stockholders entitled to vote thereon. If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer, or any stockholder, or any executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder may call a special meeting of the stockholders in accordance with the provisions of the certificate of incorporation or bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of Delaware General Corporation Law."

      The musicmaker.com group understands that many if not most Delaware corporations empower both stockholders and existing board members with the ability to fill vacancies and newly created directorships in the board of directors, and the inability of the Company's stockholders to do so is symptomatic of the entrenchment strategy implemented by current management. In the future, it may be advisable to vest a concurrent power in the board to fill vacancies. At this time, however, we are proposing that only stockholders may fill vacancies to facilitate the election of the musicmaker.com nominees under Proposal No. 5.

Proposal No. 5 -- Election of musicmaker.com Nominees to fill the Four Newly Created Board Seats

      Proposal No. 5 provides for the election of Jesse H. Choper and William J. Fox to serve as Class I directors until the 2003 annual meeting of stockholders, the election of Thomas E. Constance to serve as a Class II director until the 2004 annual meeting of stockholders and the election of Joseph R. Wright, Jr. to serve as a Class III director until the 2005 annual meeting of stockholders. See "Certain Other Information Regarding The Musicmaker.com Nominees" for information concerning the background and experience of Messrs. Choper, Fox, Constance and Wright.

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      While Proposal No. 5 requires the vote of only a majority of the shares outstanding on the record date for the 2002 annual meeting, it is contingent on the adoption of Proposals No. 3 and 4, which each require a 66 2/3% vote of the shares outstanding on the record date for the 2002 annual meeting.

      General

      Each of the musicmaker.com nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director.

      Although the musicmaker.com group has no reason to believe that any of the musicmaker.com nominees will be unable to serve as a director, if any musicmaker.com nominee is not available to serve, the musicmaker.com group expects that the remaining musicmaker.com nominees, upon taking office, will fill the vacancy with an individual willing to consider and implement the musicmaker.com group's proposals to maximize stockholder value.

                   INFORMATION ABOUT THE MUSICMAKER.COM GROUP

      Members of the musicmaker.com group, the musicmaker.com nominees and certain other persons named below may be deemed to be "participants" in this Proxy Solicitation as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934. musicmaker.com is a Delaware corporation that was formerly engaged in the business of marketing customized compact discs over the internet and is presently exploring alternative business opportunities. The address of the principal business and principal offices of musicmaker.com is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. The officers and directors of musicmaker.com and their principal occupations and business addresses are set forth on Schedule I attached to this Proxy Statement.

      Jewelcor Management, Inc. is a Nevada corporation primarily involved in investment and management services. The address of the principal business and principal offices of Jewelcor Management, Inc. is 100 North Wilkes Barre Blvd., Wilkes Barre, Pennsylvania 18702. The officers and directors of Jewelcor Management, Inc. and their principal occupations and business addresses are set forth on Schedule II attached to this Proxy Statement.

      Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal offices of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company formed to be the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal offices of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Investors, LLC. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

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      Ramius Securities, LLC is a Delaware limited liability company and a registered broker-dealer. The address of the principal business and principal offices of Ramius Securities, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The Managing Member of Ramius Securities, LLC is Ramius Capital Group, LLC, a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal offices of Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The Managing Member of Ramius Capital Group, LLC is C4S, LLC, a Delaware limited liability company formed to be the managing member of Ramius Capital Group, LLC. The address of the principal business and principal offices of C4S, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss is a Managing Member of C4S, LLC. The business address of each of Messrs. Cohen, Stark and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

      Domrose Sons Partnership is a New York partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal offices of Domrose Sons Partnership is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      James Mitarotonda and his brothers Mario Mitarotonda and Mike Mitarotonda are partners in Domrose Sons Partnership. The business address of each of Mario Mitarotonda and Mike Mitarotonda is c/o Vincci, 70-39 Austin Street, Forest Hills, New York 11375.

      As of the date of this Proxy Statement, the musicmaker.com group owns an aggregate of 1,568,100 shares of common stock representing approximately 6.9% of the outstanding shares of the common stock based upon 22,745,624 shares of common stock reported by the Company in the Schedule 14A, filed with the Securities and Exchange Commission on May 28, 2002, to be issued and outstanding as of May 6, 2002.

      Additional information about musicmaker.com, the musicmaker.com group and the musicmaker.com nominees including information regarding the beneficial ownership of common stock is set forth under the heading "Certain Other Information Regarding The Musicmaker.com Nominees" and in Annex A attached to this Proxy Statement.

      The musicmaker.com group has retained D.F. King to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this Proxy Solicitation. D.F. King is a proxy service company. It mails documents to stockholders, responds to stockholder questions and solicits stockholder votes for many companies. D.F. King does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Proxy Solicitation or that Schedule 14A requires the disclosure of certain information concerning D.F. King. The business address of D.F. King is 77 Water Street, 20th Floor, New York, New York 10005. D.F. King has informed the musicmaker.com group that, as of the date of this Proxy Statement, it does not hold any shares of the Company's common stock for its own account or for the accounts of others.

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              BACKGROUND OF AND REASONS FOR THE PROXY SOLICITATION

Background

      On various dates from August 14, 2001 through March 5, 2002, members of the musicmaker.com group purchased a total of 1,568,100 shares of common stock in the open market for a total purchase price of $3,457,711, excluding commissions and related costs. The details of these purchases are set forth in Annex A attached to this Proxy Statement. All of the purchases were funded by working capital, which may have included margin loans made by brokerage firms in the ordinary course of business.

      On October 8, 2001, musicmaker.com issued a press release indicating that it and certain other parties had acquired a 6.3% stock ownership stake in the Company and intended to acquire up to approximately an additional 8.6% stock ownership stake in the Company. On October 8, 2001, musicmaker.com also sent a letter to Gerald W. Kearby, the President and Chief Executive Officer of the Company, informing the Company of the acquisition of stock by musicmaker.com and certain other reporting persons and the intention of such group to acquire additional shares. In the letter, musicmaker.com requested that the number of directors on the Company's board of directors be increased from five to six and that individuals proposed by musicmaker.com be appointed to fill two current vacancies on the Company's board of directors and the one newly created seat. musicmaker.com also requested that the Company meet with musicmaker.com in order to discuss ways to enhance stockholder value.

      On October 9, 2001, the musicmaker.com group filed with the SEC its
Schedule 13D disclosing that the group members had acquired in excess of 5% of the outstanding shares of the common stock.

      musicmaker.com received no response to its letter of October 8, 2001.

      On October 15, 2001, musicmaker.com sent a letter to Robert G. Flynn, Secretary of the Company, and Gerald W. Kearby, President and Chief Executive Officer of the Company. In the letter, musicmaker.com requested that the Company call a special meeting of stockholders of the Company on November 27, 2001 to elect Seymour Holtzman to fill the existing vacancy on the Company's board of directors, to replace the two directors currently on the board of directors whose term expires in 2002 with James A. Mitarotonda and Joseph R. Wright,, Jr. and to make certain amendments to the Company's Restated By-laws. In addition, musicmaker.com requested that the Company give musicmaker.com the opportunity to inspect and make copies of a complete list of the Company's stockholders.

      On October 22, 2001, Steel Partners II, L.P., an existing stockholder of the Company, delivered a letter to the Company offering to acquire all the outstanding stock of the Company for $3.00 per share in cash.

      On October 26, 2001, musicmaker.com sent a letter to Gerald W. Kearby, President and Chief Executive Officer of the Company, requesting that the Company meet with musicmaker.com to discuss, among other things, an offer by musicmaker.com to acquire the Company on terms at least comparable to those proposed by Steel Partners II, L.P.

      On November 5, 2001, the Company issued a press release announcing that two individuals had been elected to fill the existing vacancies on the Company's board of directors and that the Company was not interested in pursuing the acquisition offer previously made by Steel Partners II, L.P. or musicmaker.com.

      As a result of the Company's announcement, musicmaker.com sent the following letter to Gerald W. Kearby, President and Chief Executive Officer of the Company, on November 9, 2001:

Dear Mr. Kearby:

      As the second largest stockholders of Liquid Audio, Inc., we at musicmaker.com, Inc. and the others in our group have become increasingly concerned about Liquid Audio's situation, and management's apparent failure to respond to the very serious issues facing the Company.

      In particular, we were disturbed to see that management has decided to completely ignore both the premium acquisition proposal publicly announced by Steel Partners II, L.P., and our own offer to acquire the Company on terms at least comparable to the Steel Partners proposal (or, alternatively, to work with you on other approaches to enhance shareholder value). We were also taken aback to first learn of management's position through public news reports, rather than receiving the courtesy of a direct response to our October 26 letter to you and the Board. In fact, since we first contacted you privately more than one month ago to inform you of our stock ownership, you have refused to respond in any way to our repeated requests to meet with you.

      Our interests are the same as any other public stockholder. Liquid Audio has never shown a profit and is losing extraordinary amounts of money with each passing day. In two years, the Company's stock has lost a staggering 95% of its market value. The consensus of the financial community seems to be that Liquid Audio's business model will never be successful and that the Company's value will only decline as it continues to spend money without results. We understand that at least two separate lawsuits have already been filed by Liquid Audio stockholders against the Company and its directors individually, alleging serious breaches of management's fiduciary duties.

      In the face of this crisis, investors see management doing nothing to stem the Company's losses or promote shareholder value. At the same time, management has rejected out-of-hand serious offers to acquire the Company at a premium of more than 25% over the prior market price, and is refusing to even communicate with the Company's two largest stockholders.

      Moreover, three weeks ago we requested that all Liquid Audio stockholders be given an immediate opportunity to vote as a group to fill the long-existing vacancies on the Company's Board of Directors. Instead of permitting the Company's stockholders to exercise their franchise, management reacted to our request by suddenly announcing last Monday that management had privately filled those long-vacant Board seats with its own designees.

      The present situation cannot be good for management or for the Company's public stockholders, who continue to suffer from management's actions. We are writing separately, as concerned stockholders, to pursue our request under Delaware corporate law to inspect certain books and records of the Company. We also urge you once again to seriously and responsibly consider the acquisition proposals that have been presented to the Company, and to schedule a meeting with us promptly to discuss our own acquisition offer as well as other potential alternatives for the Company and its stockholders.

      We look forward to hearing from you soon.

                                    Sincerely,

                                    /s/ Seymour Holtzman
                                    ------------------------
                                    Seymour Holtzman
                                    Chairman

                                    /s/ James Mitarotonda
                                    ------------------------
                                    James Mitarotonda
                                    President and Chief Executive Officer
                                    MUSICMAKER.COM, INC.

      On December 6, 2001, James Mitarotonda met with management of the Company and expressed concerns about the continuing viability of the Company.

      On December 18, 2001, musicmaker.com sent a letter to Robert G. Flynn, Secretary of the Company, and Gerald W. Kearby, President and Chief Executive Officer of the Company, informing the Company that at the 2002 annual meeting musicmaker.com intended to nominate certain individuals as directors and to propose certain amendments to the Company's Restated Certificate of Incorporation and Restated By-laws. In addition, musicmaker.com requested that it be given an opportunity to inspect the stockholder list.

      As a follow-up to its letter of December 18, 2001, musicmaker.com sent a letter to Robert G. Flynn, Secretary of the Company, and Gerald W. Kearby, President and Chief Executive Officer of the Company, on December 20, 2001 notifying the Company that at the 2002 annual meeting musicmaker.com intended to propose an amendment to the Company's Restated By-laws increasing the size of the board of directors to ten and to fill the four newly created directorships with designated individuals.

      On February 6, 2002, the Company announced that Silvia Kessel had resigned as a member of the Company's board of directors.

      In response to such announcement, on February 12, 2002 musicmaker.com sent a letter to the Company's board of directors requesting that the Company schedule the 2002 annual meeting at the earliest possible date.

      On February 22, 2002, musicmaker.com sent a letter to Gerald Kearby, President and Chief Executive Officer of the Company, setting forth musicmaker.com's willingness to acquire the Company at a price of $2.50 per share in cash.

      In light of the Company's failure to schedule an annual meeting and to consider musicmaker.com's proposal to acquire the Company, on April 4, 2002, musicmaker.com sent the following letter to the Company's stockholders:

To Stockholders of Liquid Audio, Inc.

      Dear Fellow Stockholder:

      As you may know, musicmaker.com, Inc. and others in our group beneficially own an aggregate of approximately 6.9% of Liquid Audio's outstanding common stock. Together we are the Company's second largest stockholder.

      We have repeatedly written to, and on one occasion met with, members of the Company's management and Board of Directors to express our deep concerns regarding the Company's financial situation and strategic direction. In our correspondence, as well as the one brief meeting to which management consented, we have indicated that we do not believe that management's current plans for the Company are viable. We think it is unlikely that the Company will realize any economic value from the license agreements it is entering into or the expensive litigation it is pursuing to protect technology which it is not able to successfully exploit. In fact, based on the experience of musicmaker's own business under its prior management, we question the business model underlying all of these license agreements and fear that they will yield little or no revenue for the Company.

      We are convinced that the only reasonable path to preserving what value remains for stockholders is a sale of the Company, either to us or, if a more attractive opportunity emerges, to a third party. We also believe that, in all events, it is crucial that the interests of all shareholders be adequately represented on the Company's Board of Directors at the earliest possible time.

      In October 2001, we wrote to the Company to indicate our interest in pursuing a potential acquisition of Liquid Audio at a price we then anticipated could be in the range of $3.00 per share - a premium of more than 25% over the market price at that time. Management eventually responded by rejecting out of hand what we believe was an attractive offer. Unfortunately, we believe the Company's situation has deteriorated further over the past four months.

      Despite this deterioration, and the fact that the Company has lost 95% of its equity market value in the last two years while continuing to deplete cash rapidly under its current operating strategy, we believe that there is still value inherent in the Company. Accordingly, last month we wrote again to the Company to state our willingness to acquire the Company on a negotiated basis, through a merger with an appropriate acquisition entity, for a price of $2.50 per share in cash. This proposal is higher than the current market price of the Company's stock, and would provide the Company's stockholders with an immediate opportunity to realize value from their investment in the Company in excess of any presently available alternative. Once again, however, our proposal has been ignored by management.

      Neither we nor any other potentially interested party can effectively pursue an acquisition proposal by, for example, making a tender offer directly to Liquid Audio's stockholders as long as management retains its so-called "poison pill" or shareholders' rights plan. However, assuming no further acceleration in the Company's deterioration, we are willing to commit to making a tender offer for the Company's stock if management would eliminate the "poison pill" and permit such an offer to proceed.

      In the meantime, it is vital that the interests of all stockholders be recognized at the Board level. We have given notice, in accordance with the Company's by-laws, of stockholder nominations for directors at the Company's 2002 Annual Meeting. We have also requested that management hold that meeting as soon as possible. Last year's annual meeting was held on June 1, and the Company's by-laws require the meeting to be held on the second Tuesday of May unless the Board of Directors has set a different date. In a February 12, 2002 letter to the Board of Directors, we indicated that if management did not commit to an expeditious meeting schedule by February 22, we must take that as a sign that management will attempt to delay holding an annual meeting. From management's continued silence on the subject, we fear the worst.

      We told the Company months ago that we believed time was of the essence in addressing the Company's problems. That is more true than ever now. With every passing day, the Company expends substantial additional cash, the Company's perceived value declines, and the Company's alternatives and prospects are correspondingly reduced. The time for action has come.

      Management's apparent indifference to stockholders - the real owners of the Company - is deeply disturbing. For two successive quarterly conference calls with the investor community management has ignored prevailing business practice and refused to accept questions. Management does not return phone calls or e-mails. Management's ownership interest in the Company, meanwhile, is minimal. It is your investment and our investment as stockholders that is at risk. Where management seems to lack both the will and the economic incentive to act, then we believe all stockholders must become more involved, and be prepared to protect their own interests through participation on the Board of Directors.

      We believe the Company's public stockholders risk additional substantial losses if management continues to deplete cash, at a rate of approximately $5.5 million per quarter, while refusing to either discuss serious offers to acquire the Company at a premium or consider any other potential alternative to maximize value for the Company and its stockholders. Management has adopted an "ostrich strategy" of sticking its head in the sand, ignoring the realities facing the Company and hoping no one will notice. We notice, and we hope other stockholders will notice as well when they focus on the facts.

      In your own best interests, we urge you to make your views known to management now. If you agree with us, let them know that stockholders will not tolerate a delay in this year's crucial annual meeting. Let them know that stockholders want the opportunity to consider and accept or reject for themselves a cash offer for their shares. We understand that Mr. Kearby and the other senior officers and directors of the Company may be contacted as follows:

      Gerald W. Kearby, President & Chief Executive Officer
      Liquid Audio, Inc.
      800 Chesapeake Drive
      Redwood City, California 94063
      (650) 549-2000

      Robert Flynn, Senior Vice President Business Development
      Liquid Audio, Inc.
      800 Chesapeake Drive
      Redwood City, California 94063
      (650) 549-2000

      Raymond A. Doig, President
      EMV Partners Corporation
      c/o Liquid Audio, Inc.
      800 Chesapeake Drive
      Redwood City, California 94063

      Stephen V. Imbler, President and Chief Financial Officer
      Hyperion Solutions Corporation
      1344 Crossman Avenue
      Sunnydale, California 94089
      (408) 744-9500

      Ann L. Winblad
      Hummer Winblad Venture Partners
      2 South Park, 2nd Floor
      San Francisco, California 94109
      (415) 979-9600

      If you have any questions or comments, please call me at (212) 974-5701 or write to me via e-mail at jmitarotonda@barington.com.

                                    Very truly yours,

                                    /s/ James A. Mitarotonda
                                    ------------------------------
                                    James A. Mitarotonda
                                    President and Chief Executive Officer

      On May 3, 2002, musicmaker.com filed a lawsuit against the Company in the Court of Chancery in the State of Delaware to compel the Company to hold its 2002 annual meeting and to require the Company to accept the nominations for directors and other proposals previously submitted by musicmaker.com.

      On May 15, 2002, musicmaker.com sent the following letter to Robert G. Flynn, Secretary of the Company, Gerald W. Kearby, President and Chief Executive Officer of the Company, and the board of directors of the Company:

Gentlemen:

      We understand that Liquid Audio, Inc. has set July 1, 2002 as the date for its 2002 Annual Meeting of Stockholders. Accordingly, we will suspend our lawsuit to compel a meeting, which is currently pending against the Company in Delaware Chancery Court.

      As you are aware, on December 18, 2001 and December 20, 2001, we notified the Company of our intention to nominate certain individuals as directors of the Company and to present certain proposals at the 2002 Annual Meeting. For the avoidance of any doubt, we reaffirm our intention to nominate the named persons and to present our proposals, as set forth in our prior correspondence (copies of which are attached), except for the following. We will not be presenting our proposals to amend the Company's Restated Certificate of Incorporation and to rescind the Company's "shareholder rights plan." While we continue to believe that these actions are essential for the Company, we intend to focus our campaign on the key issue facing the stockholder electorate -- installing management that is guided by the interests of stockholders and not an unattainable business (or should we say "non-business") plan.

      As we have previously indicated to you, we and other stockholders who have contacted us to express their views are deeply concerned about the ongoing depletion of the Company's cash and the other critical issues facing the Company. We expect that between now and the 2002 Annual Meeting the Company's board of directors and its management will take no action that will prejudice the rights of stockholders, including entering into any transaction to buy or sell the Company or any material amount of its assets or taking action that would deplete the Company's already dwindling cash supply. On the contrary, we demand that, even in advance of the Annual Meeting, management close down the Company's money losing operations and arrest the Company's senseless cash drain.

      We also advise you that we will hold the current board and management strictly accountable for any action taken in advance of the Annual Meeting that would effectively thwart the exercise of the right of the stockholder electorate to choose directors who will be responsive to the public owners of the Company and who will be guided first and foremost by their interests.

                                         Very truly yours, musicmaker.com, Inc.

                                         By: /s/ James A. Mitarotonda
                                             ----------------------------
                                              James A. Mitarotonda
                                              President and Chief Executive
                                              Officer

      On May 15, 2002, based on the Company's public announcement that the Company's 2002 annual meeting was scheduled to be held on July 1, 2002, musicmaker.com suspended its lawsuit to compel a meeting.

      On May 30, 2002, musicmaker.com sent a letter to Robert G. Flynn, Secretary of the Company, Gerald W. Kearby, President and Chief Executive Officer of the Company, and the board of directors of the Company, in which it expressed its concern that the Company had filed a proxy statement with the SEC on May 28, 2002 without disclosing musicmaker.com's proposed solicitation of proxies in connection with the Company's 2002 annual meeting. In such letter, musicmaker.com noted that such failure constituted a significant omission and demanded that the Company not mail its proxy materials to stockholders without correcting its materials to accurately disclose the proxy contest to stockholders.

      On May 30, 2002, musicmaker.com filed a lawsuit against the Company in the Court of Chancery in the State of Delaware pursuant to Section 220(b) of the Delaware General Corporation Law to compel the Company to permit musicmaker.com to inspect and make copies of a complete list of the Company's stockholders and related materials. A hearing has been set on this matter for June 14, 2002. On June 5, 2002, the Company provided to musicmaker.com a list of the Company's stockholders. musicmaker.com is reviewing the Company's response to its prior request for stockholder information and its claim of bad faith against the Company in order to determine how to proceed with the pending litigation.

                     CERTAIN OTHER INFORMATION REGARDING
                         THE MUSICMAKER.COM NOMINEES

      Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of the musicmaker.com nominees for at least the past five years. This information has been furnished to musicmaker.com by the respective musicmaker.com nominees. Each of the musicmaker.com nominees has consented to serve as a director of the Company. Each of the musicmaker.com nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

                                         Present Principal Occupation, Five Year
Name, Age and Business Address           Employment History and Directorships
--------------------------------------------------------------------------------
Jesse H. Choper, 64                      Mr. Choper has been the Earl Warren
University of California at Berkeley     Professor of Public Law at the
School of Law                            University of California at Berkeley
Berkeley, California 94720               School of Law since 1965.  Professor
                                         Choper was the Dean of the Law School
                                         from 1982 to 1992.  In 1996, he was a
                                         visiting Professor at Harvard Law
                                         School, University of Milan in Italy
                                         Law School and Universitad Autonoma in
                                         Barcelona, Spain.  From 1960 to 1961,
                                         Professor Choper was a law clerk for
                                         Chief Justice Earl Warren.  Mr. Choper
                                         is a member of the board of directors
                                         of Designs, Inc. (NASDAQ:DESI) and
                                         musicmaker.com, Inc. (OTCBB:HITS).

William J. Fox, 45                       Mr. Fox is Chairman, President and
c/o Arcade Marketing Inc.                Chief Executive Officer of Arcade
120 East 56th Street                     Marketing Inc., a company which
Suite 1200                               specializes in consumer product
New York, New York 10022                 multi-sensory marketing sample systems
                                         and related consumer communication
                                         printing.  Mr. Fox was President,
                                         Strategic and Corporate Development of
                                         Revlon Worldwide, Senior Executive
                                         Vice President of Revlon, Inc. and
                                         Revlon Consumer Products Corporation
                                         ("RCPC") (collectively, "Revlon") and
                                         Chief Executive Officer, Revlon
                                         Technologies, a division of Revlon,
                                         from January 1998 through January
                                         1999.  He was Executive Vice President
                                         from 1991 through January 1997 and
                                         Senior Executive Vice President from
                                         January 1997 through January 1999 and
                                         Chief Financial Officer of Revlon from
                                         1991 to 1997.  Mr. Fox served as a
                                         director from November 1995 of Revlon,
                                         Inc. and from September 1994 of RCPC,
                                         until April 1999.  He was Senior Vice
                                         President of MacAndrews and Forbes
                                         Holding Inc., the indirect majority
                                         shareholder of Revlon, from August
                                         1990 through January 1999.  Mr. Fox
                                         currently serves as a director,
                                         Co-Chairman of the board and Chairman
                                         of the Audit Committee of Loehmanns
                                         Holdings Inc. (OTCBB:LHMS.OB).  Mr.
                                         Fox also is a member of the board of
                                         directors of the Fragrance Foundation,
                                         the Executive Board of
                                         the Dwight Englewood School, the
                                         Executive Board of the Federal Drug
                                         Agents Foundation and the Advisory
                                         Board of the Hope & Hero's Children's
                                         Cancer Fund at Columbia University NY
                                         Presbyterian Medical Center.

Seymour Holtzman, 66                     Mr. Holtzman has been involved in the
100 North Wilkes Barre Blvd.             retail business for over 30 years.
4th Floor                                For many years he has been the
Wilkes Barre, Pennsylvania 18702         President and Chief Executive Officer
                                         of Jewelcor, Inc., a former New York
                                         Stock Exchange company that operated a
                                         chain of retail stores.  From 1986 to
                                         1988, Mr. Holtzman was the Chairman of
                                         the Board and the Chief Executive
                                         Officer of Gruen Marketing
                                         Corporation, an American Stock
                                         Exchange company involved in the
                                         nationwide distribution of watches.
                                         For at least the last five years, Mr.
                                         Holtzman has served as Chairman and
                                         Chief Executive Officer of each of
                                         Jewelcor Management, Inc., a company
                                         primarily involved in investment and
                                         management services; C.D. Peacock,
                                         Inc., a Chicago, Illinois retail
                                         jewelry establishment; and S.A. Peck &
                                         Company, a retail and mail order
                                         jewelry company based in Chicago,
                                         Illinois.  Mr. Holtzman is currently
                                         the Chairman of the Board of two
                                         publicly traded companies: Designs,
                                         Inc. (NASDAQ:DESI) and musicmaker.com,
                                         Inc. (OTCBB:HITS).  Mr. Holtzman is a
                                         former Chairman of the Board and a
                                         current director of Little
                                         Switzerland, Inc. (OTCBB:LSVI), a
                                         leading jewelry retailer in the
                                         Caribbean, Alaska and Key West,
                                         Florida.  In addition, Mr. Holtzman is
                                         a member of the board of directors of
                                         Northeast Pennsylvania Financial
                                         Group, Inc. (AMEX:NEP), the holding
                                         company for First Federal Bank, an
                                         $800 million bank based in Hazleton,
                                         Pennsylvania.  Mr. Holtzman is a
                                         well-known shareholder activist who
                                         specializes in the banking industry
                                         and the retail industry.

James A. Mitarotonda, 48                 Mr. Mitarotonda is Chairman of the
c/o Barington Capital Group, L.P.        Board, President and Chief Executive
888 Seventh Avenue                       Officer of Barington Capital Group,
17th Floor                               L.P., an investment firm which he
New York, New York 10019                 co-founded in November 1991.

                                         Mr. Mitarotonda is also President and
                                         Chief Executive Officer of Barington
                                         Companies Investors, LLC, the general
                                         partner of Barington Companies Equity
                                         Partners, L.P., a small capitalization
                                         value fund which seeks to be actively
                                         involved with its portofolio companies
                                         in order to enhance shareholder value.
                                         Mr. Mitarotonda is also President,
                                         Chief Executive Officer and a director
                                         of musicmaker.com, Inc. (OTCBB:HITS).
                                         In May 1988, Mr. Mitarotonda co-founded
                                         Commonwealth Associates, an investment
                                         banking, brokerage and securities
                                         trading firm. Mr. Mitarotonda served as
                                         Chairman of the Board and Co-Chief
                                         Executive Officer of JMJ Management
                                         Company Inc., the general partner of
                                         Commonwealth Associates. From December
                                         1984 to May 1988, Mr. Mitarotonda was
                                         employed as Senior Vice
                                         President/Investments by D.H. Blair &
                                         Co., an investment bank, brokerage and
                                         securities trading firm focused on
                                         micro-capitalization companies. From
                                         July 1981 to November 1984, Mr.
                                         Mitarotonda was employed by Citibank,
                                         N.A. with management responsibility for
                                         two of Citibank's business banking
                                         branches and became Regional Director
                                         of Citibank's Home Equity Financing and
                                         Credit Services. Mr. Mitarotonda is a
                                         member of the Alumni Advisory Council
                                         of New York University's Stern School
                                         of Business and is a member of the
                                         Executive Committee and Co-Chairman of
                                         Membership of the Gotham Chapter of the
                                         Young President's Organization. He
                                         graduated from Queens College with a BA
                                         honors degree in economics and with an
                                         MBA from New York University's Graduate
                                         School of Business Administration (now
                                         known as the Stern School of Business).

Joseph R. Wright, Jr., 63                Mr. Wright is President and Chief c/o
c/o PanAmSat Corp.                       PanAmSat Corp. Executive Officer of
20 Westport Road                         PanAmSat Corp. (NASDAQ:SPOT), a public
Wilton, Connecticut 06897                company that provides global video and
                                         data broadcasting services via
                                         satellite. Mr. Wright is also Vice
                                         Chairman of Terremark Worldwide Inc.
                                         (AMEX:TWW), a public company that
                                         develops and operates Network Access
                                         Point (NAP) telecommunications data
                                         centers in the U.S. and
                                         internationally. From 1995 to May 2000,
                                         Mr. Wright was Chairman, CEO and
                                         Director of AmTec, Inc., a public
                                         company providing telecommunications
                                         and Internet services to and from the
                                         U.S. and the Far East, which merged
                                         with Terremark Holdings, Inc. From 1996
                                         to May 2000, Mr. Wright was Chairman
                                         and Director of GRC International,
                                         Inc., a public information technology
                                         company which was sold to AT&T. From
                                         1989 to 1994, Mr. Wright was Vice
                                         Chairman, EVP and Director of W. R.
                                         Grace & Company, Chairman and Director
                                         of Grace Energy Company, and President
                                         of Grace Environmental Company. Prior
                                         to his tenure at Grace, he was Deputy
                                         Director then Director of the Federal
                                         Office of Management and Budget (OMB)
                                         under President Reagan, serving in the
                                         Cabinet and the Executive Office of the
                                         President from 1982 to 1989. He was
                                         Deputy Secretary of the Department of
                                         Commerce, with oversight of the
                                         International Trade Administration,
                                         from 1981 to 1982 and later was on the
                                         President's Export Council as Chairman
                                         of the Export Control Subcommittee.
                                         Prior to the 1980s, Mr. Wright was
                                         President of Citicorp Retail Services
                                         and Retail Consumer Services, credit
                                         card subsidiaries of Citibank, N.A.,
                                         following positions in the Departments
                                         of Commerce and Agriculture in various
                                         management and economic roles,
                                         including acting Assistant Secretary
                                         for Economic Affairs. He began his
                                         career at Booz, Allen and Hamilton,
                                         Inc. Mr. Wright is Chairman of the
                                         Advisory Board of Barington Companies
                                         Equity Partners, L.P. Mr. Wright also
                                         currently serves on the board of
                                         directors of PanAmSat Corp., Titan
                                         Corporation, Baker & Taylor, Verso
                                         Technologies, Inc., Jefferson
                                         Consulting Group, RealMed and
                                         Fairmarket, Inc. (NASDAQ:FAIM) and the
                                         AT&T Washington Advisory Board.

Thomas E. Constance, 65                  Mr. Constance is Chairman of the law
Chairman                                 firm of Kramer Levin Naftalis & Frankel
Kramer Levin Naftalis & Frankel LLP      LLP in New York City. Prior to joining
919 Third Avenue                         Kramer Levin, Mr. Constance was
New York, New York 10022                 formerly Chairman of Shea & Gould, a
                                         New York City based law firm. He serves
                                         as a director of St. Vincent's Services
                                         Inc. and MD Sass Foundation. He also is
                                         a director of Uniroyal Technologies,
                                         Inc., Kroll-O'Gara and Siga and a
                                         member of the advisory board of
                                         Barington Companies Equity Partners,
                                         L.P.

      The number of shares of the Company's common stock beneficially owned and percentage beneficial ownership of each of the musicmaker.com nominees as of the date of this Proxy Statement are as follows:

                             Number of Shares             Percentage
Musicmaker.com Nominee       Beneficially Owned (1)(2)    Ownership (3)
-------------------------    -------------------------    -------------
Jesse H. Choper                             0                  0%
Thomas E. Constance                         0                  0%
William J. Fox                              0                  0%
Seymour Holtzman                1,131,400(4)(6)               4.1%
James A. Mitarotonda            1,003,100(5)(6)               4.4%
Joseph R. Wright, Jr.                       0                  0%
                             -------------------------    -------------
Total                           1,478,600(7)                  6.5%

--------------------


     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

     (2) Under the rules of the SEC, the musicmaker.com nominees may be deemed to be members of a group and, as a result, each musicmaker.com nominee may be deemed to beneficially own shares of common stock beneficially owned by each of the other musicmaker.com nominees. Each of the musicmaker.com nominees disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other musicmaker.com nominees.

     (3) Calculated based on 22,745,624 shares of common stock outstanding as of May 6, 2002 as reported in the Company's Schedule 14A filed with the SEC on May 28, 2002.

     (4) Includes 475,500 shares of common stock owned by Jewelcor Management, Inc. Mr. Holtzman is the Chairman and Chief Executive Officer of Jewelcor Management, Inc. and has shared voting and dispositive power with respect to the 475,500 shares of common stock owned by Jewelcor Management, Inc.

     (5) Includes 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. and 8,000 shares of common stock owned by Domrose Sons Partnership. Mr. Mitarotonda is the Managing Member of the general partner of Barington Companies Equity Partners, L.P. and has sole voting and dispositive power with respect to the 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda is a partner of Domrose Sons Partnership and has shared voting and dispositive power with respect to the 8,000 shares of common stock owned by Domrose Sons Partnership.

     (6) Includes 655,900 shares owned by musicmaker.com, of which Mr. Holtzman is the Chairman of the Board and Mr. Mitarotonda is President and Chief Executive Officer.

     (7) Consists of 655,900 shares owned by musicmaker.com, 475,500 shares of common stock owned by Jewelcor Management, Inc., 339,200 shares of common stock owned by Barington Companies Equity Partners, L.P. and 8,000 shares of common stock owned by Domrose Sons Partnership.

      Except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of musicmaker.com, none of the musicmaker.com nominees is employed by the Company. All of the musicmaker.com nominees are citizens of the United States.

      Except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of musicmaker.com, none of musicmaker.com, any of the persons participating in this Proxy Solicitation on behalf of musicmaker.com, the musicmaker.com nominees and, with respect to items (i), (vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company,
(vii) since the beginning of the Company's last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of musicmaker.com, none of musicmaker.com, any of the persons participating in this Proxy Solicitation on behalf of musicmaker.com, the musicmaker.com nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company's last fiscal year.

      Except as set forth in this Proxy Statement or in the Annexes hereto, to the best knowledge of musicmaker.com, none of the musicmaker.com nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries were indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the musicmaker.com nominees is or during the Company's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

      To the best knowledge of musicmaker.com, none of the corporations or organizations in which the musicmaker.com nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the musicmaker.com nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

      musicmaker.com has agreed to indemnify each of the musicmaker.com nominees against certain liabilities, including liabilities under the federal securities laws, in connection with this Proxy Solicitation and such person's involvement in the operation of the Company and to reimburse such musicmaker.com nominee for his out-of-pocket expenses.

                                    AUDITORS

      According to information contained in the Company's proxy statement, the Company's board of directors has appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1996. The Company has stated in its proxy statement that a representative of PricewaterhouseCoopers LLP is expected to be available at the 2002 annual meeting and will have an opportunity to make a statement if such representative so desires and is expected to be available to respond to appropriate questions. The Company also has stated in its proxy statement that in the event the stockholders fail to ratify the appointment, the Company's board of directors and its audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP and that even if the selection is ratified by the Company's stockholders, the board of directors of the company, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      The musicmaker.com group recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ended December 31, 2002. See Proposal No. 2 under "The Proposals."

                             SOLICITATION OF PROXIES

      musicmaker.com has retained D.F. King to act as an advisor in connection with this Proxy Solicitation. In connection with its retention by musicmaker.com, D.F. King has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual stockholders. musicmaker.com has agreed to pay D.F. King a fee for its services estimated to be not more than $20,000 and to reimburse D.F. King for its reasonable out-of-pocket expenses. musicmaker.com has also agreed to indemnify D.F. King against certain liabilities and expenses in connection with this Proxy Solicitation, including liabilities under the federal securities laws. Approximately 20 employees of D.F. King will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by persons employed by or affiliated with the members of the musicmaker.com group. However, no person will receive additional compensation for such solicitation other than D.F. King.

      Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and the musicmaker.com group will reimburse them for their reasonable out-of-pocket expenses.

      The expenses related directly to this Proxy Solicitation are expected to aggregate approximately $150,000 and will be borne by the musicmaker.com group. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $100,000 has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this Proxy Statement.

      The purpose of the proposals in this Proxy Statement is to advance the interests of all the Company's stockholders. Therefore, musicmaker.com believes that its expenses related to this Proxy Solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this Proxy Solicitation is successful. The question of reimbursement of the expenses of the musicmaker.com group by the Company will not be submitted to a stockholder vote.

      If you have any questions about this Proxy Solicitation or voting your shares or require assistance, please contact:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                            New York, New York 10005
                            Toll Free: (800) 431-9643
                 Banks and Brokers call collect: (212) 269-5550

                                  OTHER MATTERS

      This proxy solicitation is being made by the musicmaker.com group and not on behalf of the board of directors or management of the Company. The musicmaker.com group is not aware of any other matters to be brought before the Company's 2002 annual meeting, except as set forth herein. Should other matters be brought before the 2002 annual meeting, by having signed and returned the enclosed WHITE proxy card, you will have authorized the persons named as proxies in the enclosed WHITE proxy card to vote on all such matters in their discretion.

      The Company's proxy statement relating to the 2002 annual meeting contains information regarding (1) securities ownership of certain beneficial owners and management of the Company; (2) the committees of the board of directors; (3) the meetings of the board of directors and all committees thereof; (4) the business background and employment biographies of the Company's nominees for election to the board of directors; (5) the compensation and remuneration paid and payable to the Company's directors and management; and (6) the Company's stock price performance in relation to an assumed group of "peers" or market-based indices. The Company's stockholders are referred to the Company's proxy statement in connection with the 2002 annual meeting for such information.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      The Company's proxy statement with respect to the 2002 annual meeting indicates that proposals of the Company's stockholders intended to be presented at the Company's 2003 annual meeting must be received by the Company no later than January 15, 2003 in order for them to be considered for inclusion in the Company's proxy statement. The Company's stockholders are hereby referred to the Company's proxy statement in connection with the 2002 annual meeting for such information.

      If you have any questions, or if you require assistance, please contact D.F. King at (800) 431-9643 or collect at (212) 269-5550

                      INFORMATION REGARDING THE COMPANY

      The information concerning the Company contained in this Proxy Statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. musicmaker.com has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete. musicmaker.com, however, has not been given access to the books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy or completeness of, any such information or statements.

                                VOTING PROCEDURES

Who is entitled to vote?

      If the Company's stock records show that you are a stockholder as of the close of business on the record date for the 2002 annual meeting, you are entitled to vote the shares of common stock that you held on such date. Even if you sell your shares after the record date for the 2002 annual meeting, you will retain the right to execute a proxy in connection with the 2002 annual meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

      All stockholders of record of the Company's common stock at the close of business on May 20, 2002, the record date for the 2002 annual meeting, or their designated proxies, are authorized to attend the 2002 annual meeting. If your shares are held of record by a bank, broker or other nominee, you will need to obtain a "legal proxy" form from your bank or broker if you wish to vote at the 2002 annual meeting.

What constitutes a quorum?

      The holders of a majority of the Company's common stock outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2002 annual meeting. Votes cast in person or by proxy at the 2002 annual meeting will be tabulated by the inspector of elections appointed for the 2002 annual meeting to determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but abstentions will neither be counted as votes for, nor the withholding of authority for, the election of directors, but will have the effect of a vote against any other matter submitted to a vote of stockholders.

      Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented at the 2002 annual meeting, even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against any matter submitted to a vote of stockholders.

How do I vote?

      Voting by proxy for holders of shares registered in the name of a brokerage firm or bank. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), only your bank or broker can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please contact D.F. King at (800) 431-9643 or collect at (212) 269-5550.

      Voting by proxy for holders of shares registered directly in the name of the stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the WHITE proxy card in the postage-paid envelope that has been provided to you by the musicmaker.com group. To vote your shares in accordance with your instructions at the 2002 annual meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2002 annual meeting.

      Vote in person. If you are a registered stockholder and attend the 2002 annual meeting you may deliver your completed WHITE proxy card in person. "Street name" stockholders who wish to vote at the 2002 annual meeting will need to obtain a "legal proxy" form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2002 annual meeting. If you need assistance, please contact D.F. King at (800) 431-9643 or collect at (212) 269-5550.

What should I do if I receive a proxy card which is not WHITE?

      If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do NOT sign or return the proxy card or follow any voting instructions provided by the Company's board of directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

      You may revoke your proxy at any time before it has been exercised by:

          o submitting a written revocation with the Corporate Secretary of the Company or D.F. King;

          o submitting a duly executed proxy bearing a later date with the Corporate Secretary of the Company or D.F. King; or

          o appearing in person and voting by ballot at the 2002 annual meeting as described above under "How do I vote? -- Vote in Person."

      Any stockholder of record as of the record date of the 2002 annual meeting attending the 2002 annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the 2002 annual meeting will NOT constitute revocation of a previously given proxy.

      If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation or proxy or by calling D.F. King, at (800) 431-9643 or collect at (212) 269-5550. Remember, your latest-dated proxy is the only one that counts. Will other matters be voted on at the annual meeting?

      We are not now aware of any matters to be presented at the 2002 annual meeting other than the election of directors and the ratification of the appointment of the Company's independent auditors. If any other matters not described in the proxy statement are properly presented at the 2002 annual meeting, including matters incidental to the conduct of the 2002 annual meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

      Whether you plan to attend the 2002 annual meeting or not, we urge you to submit a proxy. Returning the enclosed WHITE proxy card will not affect your right to attend the 2002 annual meeting.

How will my shares be voted?

      If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your shares in favor of the proposals. Submitting a WHITE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this Proxy Statement that may arise at the 2002 annual meeting, including matters incident to the conduct of the 2002 annual meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date for the 2002 annual meeting by the person who submitted it.

How can I receive more information?

      If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call D.F. King at (800) 431-9643 or collect at (212) 269-5550.



                     --------------------------------------

Your vote is important. No matter how many or how few shares you own, please vote to amend the Restated By-laws to set the number of directors at nine and to authorize stockholders to fill vacancies on the board of directors and newly created directorships, and to elect the musicmaker.com nominees by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.


                                                THE MUSICMAKER.COM, INC. GROUP

June 7, 2002

                                                                      SCHEDULE I


                Directors and Officers of musicmaker.com, Inc.

Name and Position         Principal Occupation    Principal Business Address
-----------------         --------------------    --------------------------

James Mitarotonda,        Chairman and Chief      c/o Barington Capital Group,
President, Chief          Executive Officer,      L.P.
Executive Officer and     Barington Capital       888 Seventh Avenue, 17th
Director                  Group, L.P.             Floor
                                                  New York, New York  10019

Jesse Choper,             Professor of Public     Univ. of California Law
Director                  Law, University of      School
                          California at Berkeley  Boalt Hall
                          School of Law           Berkeley, California 94720

Seymour Holtzman,         Chairman and Chief      100 North Wilkes Barre Blvd.
Chairman                  Executive Officer,      Wilkes Barre, Pennsylvania
                          Jewelcor Management,    18702
                          Inc.

Devarajan S. Puthukarai,  Former Chief Executive  musicmaker.com, Inc.
Director                  Officer, President and  c/o Barington Capital Group,
                          Chief Operating         L.P.
                          Officer,                888 Seventh Avenue, 17th
                          musicmaker.com, Inc.    Floor
                                                  New York, New York 10019

William Scranton III,     Head of Scranton        201 Penn Avenue
Director                  Family Office           PNE Bank Building
                                                  Scranton, PA 18503

Irwin Steinberg,          Former Vice Chairman,   musicmaker.com, Inc.
Director                  musicmaker.com, Inc.    c/o Barington Capital Group,
                                                  L.P.
                                                  888 Seventh Avenue, 17th
                                                  Floor
                                                  New York, New York 10019

Joseph Wright, Jr.,       President & Chief       c/o PanAmSat Corp.
Director                  Executive Officer,      20 Westport Road
                          PanAmSat Corp.          Wilton, Connecticut 06897

Melvyn Brunt,             Chief Financial         c/o Barington Capital Group,
Chief Financial Officer   Officer,                L.P.
                          Barington Capital       888 Seventh Avenue, 17th
                          Group, L.P.             Floor
                                                  New York, New York 10019

                                                                   SCHEDULE II

               Directors and Officers of Jewelcor Management, Inc.

Name and Position         Principal Occupation    Principal Business Address
-----------------         --------------------    --------------------------

Seymour Holtzman,         Chairman, Chief         100 North Wilkes Barre Blvd.
Chairman, Chief           Executive Officer,      Wilkes Barre, Pennsylvania
Executive Officer,        President Jewelcor      18702
President                 Management, Inc.

Joseph F. Litchman,       Vice                    100 North Wilkes Barre Blvd.
Director, Vice            President/Treasurer     Wilkes Barre, Pennsylvania
President/Treasurer                               18702

Maria Sciandra,           Corporate Secretary     100 North Wilkes Barre Blvd.
Corporate Secretary,                              Wilkes Barre, Pennsylvania
Director                                          18702

                                                                         ANNEX A

                          TRANSACTIONS IN COMMON STOCK

         The following table sets forth information with respect to all purchases of common stock of the Company by the musicmaker.com group during the past two years. Except as set forth below, to the knowledge of musicmaker.com, no participant in this solicitation or musicmaker.com nominee has purchased or sold securities of the Company within the past two years.



                                                                      Transaction      Number of     Price Per
Name                                                 Date                Type           Shares         Share
------------------                                 ----------         ----------       ---------     ---------
musicmaker.com                                       8/14/01           Purchase              2,000      $2.25*
musicmaker.com                                       8/15/01           Purchase            100,000      $2.33*
musicmaker.com                                       8/16/01           Purchase              5,000      $2.30*
musicmaker.com                                       8/21/01           Purchase             10,000      $2.30*
musicmaker.com                                       8/27/01           Purchase             20,000      $2.33*
musicmaker.com                                       8/28/01           Purchase             15,000      $2.38*
musicmaker.com                                       8/28/01           Purchase              5,000      $2.28*
musicmaker.com                                       9/4/01            Purchase             12,000      $2.37*
musicmaker.com                                       9/5/01            Purchase              2,500      $2.31*
musicmaker.com                                       9/5/01            Purchase              1,000      $2.32*
musicmaker.com                                       9/6/01            Purchase             10,000      $2.33*
musicmaker.com                                       9/17/01           Purchase              7,000      $2.14*
musicmaker.com                                       9/17/01           Purchase              5,000      $2.06*
musicmaker.com                                       9/18/01           Purchase             10,000      $2.135*
musicmaker.com                                       9/19/01           Purchase             10,000      $2.197*
musicmaker.com                                       9/20/01           Purchase             10,000      $2.18*
musicmaker.com                                       9/21/01           Purchase              6,500      $2.07*
musicmaker.com                                       9/24/01           Purchase             25,000      $2.12*
musicmaker.com                                       9/24/01           Purchase             10,000      $2.10*
musicmaker.com                                       9/25/01           Purchase             50,000      $2.048*
musicmaker.com                                       9/26/01           Purchase             25,000      $2.035*
musicmaker.com                                       9/27/01           Purchase             30,000      $2.052*
musicmaker.com                                       9/28/01           Purchase             27,500      $2.07*


                                       34


                                                                      Transaction      Number of     Price Per
Name                                                 Date                Type           Shares         Share
------------------                                 ----------         ----------       ---------     ---------
musicmaker.com                                       10/1/01           Purchase             30,000      $2.075*
musicmaker.com                                       10/4/01           Purchase             30,000      $2.13*
musicmaker.com                                       10/5/01           Purchase             50,000      $2.135*
musicmaker.com                                       10/5/01           Purchase              7,000      $2.13*
musicmaker.com                                      11/16/01           Purchase             25,000      $2.34*
musicmaker.com                                      11/21/01           Purchase              5,000      $2.35*
musicmaker.com                                      11/30/01           Purchase              3,600      $2.32*
musicmaker.com                                      12/14/01           Purchase              3,000      $2.31*
musicmaker.com                                      12/17/01           Purchase             50,000      $2.33*
musicmaker.com                                      12/18/01           Purchase             25,000      $2.34*
musicmaker.com                                      12/28/01           Purchase              5,000      $2.31*
musicmaker.com                                      12/28/01           Purchase              2,900      $2.31*
musicmaker.com                                      12/28/01           Purchase              5,000      $2.31*
musicmaker.com                                      12/31/01           Purchase              3,200      $2.30*
musicmaker.com                                       2/25/02           Purchase              1,500      $2.22*
musicmaker.com                                       2/27/02           Purchase              2,000      $2.23*
musicmaker.com                                       2/27/02           Purchase              2,000      $2.21*
musicmaker.com                                       2/27/02           Purchase              3,800      $2.24*
musicmaker.com                                       2/27/02           Purchase              2,000      $2.24*
musicmaker.com                                       2/28/02           Purchase              1,200      $2.21*
musicmaker.com                                       3/5/02            Purchase                200      $2.25*
Jewelcor Management, Inc.                            8/16/01           Purchase             10,000      $2.30*
Jewelcor Management, Inc.                            8/16/01           Purchase             50,000      $2.32*
Jewelcor Management, Inc.                            8/20/01           Purchase             20,000      $2.30*
Jewelcor Management, Inc.                            8/21/01           Purchase             20,000      $2.30*
Jewelcor Management, Inc.                            8/22/01           Purchase             12,500      $2.29*
Jewelcor Management, Inc.                            8/23/01           Purchase             13,000      $2.30*
Jewelcor Management, Inc.                            8/24/01           Purchase             10,000      $2.312*
Jewelcor Management, Inc.                            8/27/01           Purchase             25,000      $2.33*
Jewelcor Management, Inc.                            9/7/01            Purchase             10,000      $2.316*
Jewelcor Management, Inc.                            9/17/01           Purchase              3,000      $2.03*

                                       35


                                                                      Transaction      Number of     Price Per
Name                                                 Date                Type           Shares         Share
------------------                                 ----------         ----------       ---------     ---------
Jewelcor Management, Inc.                            9/17/01           Purchase              7,000      $2.14*
Jewelcor Management, Inc.                            9/18/01           Purchase             20,000      $2.135*
Jewelcor Management, Inc.                            9/19/01           Purchase             12,000      $2.197*
Jewelcor Management, Inc.                            9/20/01           Purchase             10,500      $2.18*
Jewelcor Management, Inc.                            9/25/01           Purchase             75,000      $2.048*
Jewelcor Management, Inc.                            9/26/01           Purchase             25,000      $2.035*
Jewelcor Management, Inc.                            9/27/01           Purchase             40,000      $2.052*
Jewelcor Management, Inc.                            9/28/01           Purchase             10,000      $2.07*
Jewelcor Management, Inc.                            10/1/01           Purchase             27,500      $2.0752*
Jewelcor Management, Inc.                            10/4/01           Purchase             50,000      $2.13*
Jewelcor Management, Inc.                            10/5/01           Purchase             25,000      $2.13*
Barington Companies Equity Partners, L.P.            8/16/01           Purchase             50,000      $2.32*
Barington Companies Equity Partners, L.P.            8/16/01           Purchase             10,000      $2.30*
Barington Companies Equity Partners, L.P.            8/20/01           Purchase             15,000      $2.30*
Barington Companies Equity Partners, L.P.            8/20/01           Purchase              2,000      $2.30*
Barington Companies Equity Partners, L.P.            8/21/01           Purchase             20,000      $2.30*
Barington Companies Equity Partners, L.P.            8/22/01           Purchase             12,500      $2.29*
Barington Companies Equity Partners, L.P.            8/23/01           Purchase             10,000      $2.30*
Barington Companies Equity Partners, L.P.            8/24/01           Purchase              7,500      $2.312*
Barington Companies Equity Partners, L.P.            8/27/01           Purchase             15,000      $2.33*
Barington Companies Equity Partners, L.P.            8/29/01           Purchase              1,500      $2.31*
Barington Companies Equity Partners, L.P.            9/6/01            Purchase              5,000      $2.30*
Barington Companies Equity Partners, L.P.            9/7/01            Purchase             10,000      $2.316*
Barington Companies Equity Partners, L.P.            9/10/01           Purchase              2,500      $2.25*
Barington Companies Equity Partners, L.P.            9/17/01           Purchase              5,000      $2.01*
Barington Companies Equity Partners, L.P.            9/18/01           Purchase             20,000      $2.135*
Barington Companies Equity Partners, L.P.            9/19/01           Purchase             14,000      $2.197*
Barington Companies Equity Partners, L.P.            9/25/01           Purchase             25,000      $2.048*
Barington Companies Equity Partners, L.P.            9/26/01           Purchase             25,000      $2.035*
Barington Companies Equity Partners, L.P.            9/27/01           Purchase             30,000      $2.052*
Barington Companies Equity Partners, L.P.            9/28/01           Purchase             10,000      $2.07*

                                       36


                                                                      Transaction      Number of     Price Per
Name                                                 Date                Type           Shares         Share
------------------                                 ----------         ----------       ---------     ---------
Barington Companies Equity Partners, L.P.            10/1/01           Purchase             10,000      $2.075*
Barington Companies Equity Partners, L.P.            10/4/01           Purchase             14,200      $2.11*
Barington Companies Equity Partners, L.P.            10/4/01           Purchase             20,000      $2.13*
Barington Companies Equity Partners, L.P.            10/5/01           Purchase              2,000      $2.12*
Barington Companies Equity Partners, L.P.            10/5/01           Purchase              3,000      $2.12*
Ramius Securities, LLC                               8/20/01           Purchase             15,000      $2.30*
Ramius Securities, LLC                               8/21/01           Purchase             20,000      $2.30*
Ramius Securities, LLC                               8/23/01           Purchase             10,000      $2.30*
Ramius Securities, LLC                               8/24/01           Purchase              7,500      $2.312*
Ramius Securities, LLC                               8/27/01           Purchase             15,000      $2.33*
Ramius Securities, LLC                               9/6/01            Purchase             10,000      $2.33*
Ramius Securities, LLC                               9/7/01            Purchase             12,000      $2.316*
Domrose Sons Partnership                             9/27/01           Purchase              8,000      $2.04*

* Excludes commissions and execution related costs

                                                                         ANNEX B


                            OWNERSHIP OF COMMON STOCK

      Each share of common stock is entitled to one vote on each of the proposals and the common stock is the only class of securities of the Company entitled to vote on the proposals. According to the Company's Schedule 14A filed with the SEC on May 28, 2002, as of May 6, 2002 there were 22,745,624 shares of common stock outstanding.

      The following table sets forth the share ownership of all persons who, to the knowledge of musicmaker.com, beneficially own more than 5% of the outstanding shares of common stock as of the date of this Proxy Statement. The information with respect to each stockholder is derived from the Schedule 14A filed by the Company with the SEC on May 28, 2002.


                                 Number of Shares                Percentage
Stockholder                      Beneficially Owned (1)          Ownership
---------------------------      -------------------------      ---------------

Steel Partners II, L.P.                1,866,366                        8.2%

The musicmaker.com group               1,568,100                        6.9%


----------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to community property laws where applicable, to the knowledge of musicmaker.com, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                         ANNEX C

                        FORM OF PROXY SOLICITED ON BEHALF OF
                           THE MUSICMAKER.COM INC. GROUP

      The undersigned stockholder of Liquid Audio, Inc., a Delaware corporation (the "Company"), on May 20, 2002 (the "record date"), hereby appoints James A. Mitarotonda or Seymour Holtzman or either of them, each with full power of substitution to act as proxies for the undersigned, and to vote all shares of common stock, par value $.001 per share, of the Company, which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of the Company to be held on July 1, 2002, and at any and all postponements and adjournments thereof as indicated on this proxy.

      IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSALS. IF YOU VOTE OR ABSTAIN WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS PROXY CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF PROXY WITH RESPECT TO SUCH PROPOSALS.

      [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

      THE MUSICMAKER.COM GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ALL THE FOLLOWING PROPOSALS:

      Proposal No. 1 -- Election of Seymour Holtzman and James A. Mitarotonda as Class III directors

      FOR [  ]    AGAINST [  ]            ABSTAIN  [  ]

      (Instruction: If you wish to vote for the election of one of the nominees, but not both of them, check the "FOR" box above and write the name of the person you do not wish elected in the following space:________________________________________. If no box is marked above with respect to this Proposal, the undersigned will be deemed to vote for such Proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.)

      Proposal No. 2 -- Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants

      FOR [  ]    AGAINST [  ]            ABSTAINS [  ]

      Proposal No. 3 -- Increase the Size of the Board of Directors from Five to Nine

      FOR [  ]    AGAINST [  ]            ABSTAINS [  ]

      Proposal No. 4 -- Authorize Only Stockholders to Fill Board Vacancies and Newly Created Directorships

      FOR [  ]    AGAINST [  ]            ABSTAINS [  ]

      Proposal No. 5 -- Election of Jesse H. Choper and William J. Fox as Class I directors, Thomas E. Constance as a Class II director and Joseph R. Wright, Jr. as a Class III director, contingent upon the approval of Proposal 3 and Proposal 4.

      FOR [  ]    AGAINST [  ]            ABSTAINS [  ]

      (Instruction: If you wish to vote for the election of certain of the nominees, but not all of them, check the "FOR" box above and write the name of each such person you do not wish elected in the following space:________________________________________. If no box is marked above with respect to this Proposal, the undersigned will be deemed to vote for such Proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.)

      And in the discretion of the proxies appointed hereunder, on such other business as may properly come before the meeting.

      IMPORTANT: THIS PROXY MUST BE SIGNED AND DATED TO BE VALID.

                                                Dated:
                                                ---------------------------


                                                ---------------------------
                                                Signature:


                                                ---------------------------
                                                Signature (if held jointly):


                                                ---------------------------
                                                Title or Authority

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS PROXY BEFORE MAILING THE PROXY IN THE ENCLOSED ENVELOPE.

      If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc. toll-free at 1-800-431-9643 or if you are a bank or broker please call collect at 1-212-269-5550.



                                       41